Exhibit 99.1

Silvergate Provides Statement on Limited Exposure to Genesis
1/20/2023

LA JOLLA, Calif.--(BUSINESS WIRE)-- Silvergate Capital Corporation (the "Company" or "Silvergate") (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital asset industry, today announced a business update in connection with the recently announced bankruptcy filing by Genesis Global Holdco, LLC and its subsidiaries Genesis Global Capital LLC and Genesis Asia Pacific PTE LTD (collectively, "Genesis").
Silvergate's deposit relationship with Genesis was less than $2.5 million as of both December 31, 2022 and January 19, 2023. Genesis is not a custodian for Silvergate’s bitcoin-collateralized SEN Leverage loans and Silvergate has no outstanding loans to nor investments in Genesis.
While this continues to be a turbulent time in the digital asset industry, Silvergate's exposure to Genesis is minimal and customers’ deposits are, and have always been, safely held.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving digital asset companies and investors around the world. Silvergate is enabling digital asset markets and reshaping global commerce for a digital asset future.

Contacts

Investor Relations:
Edelman Smithfield for Silvergate
(858) 200-3782
investors@silvergate.com
Media:
Edelman Smithfield for Silvergate
press@silvergate.com